Exhibit 10.1

AMENDMENT NO. 2

STARTEK, INC.

DIRECTORS’ STOCK OPTION PLAN

     This Amendment No. 2 is effective as of September 2, 2004 with respect to the Directors’ Stock Option Plan (the “Plan”) of StarTek, Inc. (the “Company”).

     Effective September 2, 2004, the Board of Directors of the Company approved an amendment to Section 5 of the Plan to provide that each Participant shall be automatically granted an Option to acquire 3,000 shares of Common Stock effective upon his or her election as a Director, rather than an Option to acquire 10,000 shares of Common Stock as previously provided in the Plan.

     All defined terms not otherwise defined herein shall have the meaning set forth in the Plan.

     The Plan is hereby amended as follows:

     1. Section 5 of the Plan is amended by deleting “10,000” and inserting in lieu thereof “3,000.”

     Except as amended hereby, the Plan is unchanged and remains in full force and effect.